EXHIBIT 99.1


APPLIED NEUROSOLUTIONS COMPLETES $8 MILLION PRIVATE PLACEMENT
Thursday February 12, 9:00 am ET

CONVERTS BRIDGE LOANS TO EQUITY

VERNON HILLS, Ill.--(BUSINESS WIRE)--Feb. 12, 2004--Applied NeuroSolutions (OTCBB:APNS - NEWS) headquartered here, said today it completed a private placement for $8.0 million, and converted all outstanding bridge loans into equity. The placement included 12 institutional investors led by the New York City-based Special Situations Private Equity Fund L.P.

The company said it intends to utilize the net proceeds of approximately $7.34 million to fund pivotal clinical trials for its cerebrospinal fluid (CSF) based diagnostic test for Alzheimer's disease (AD), complete development of a serum-based diagnostic test for AD, accelerate its therapeutic program, and meet working capital needs for the next two years.

The company issued investors 32 million units priced at twenty-five cents -- the maximum number of units that were offered. Each unit included one common share and a full warrant to purchase an additional common share at thirty cents. In connection with this transaction, bridge investors, who had invested approximately $2.6 million in the company over the past 18 months, agreed to convert their loans into units at substantially the same terms.

As a result of these transactions, Applied NeuroSolutions currently has approximately 90 million common shares issued and outstanding, and is debt free.

According to Bruce N. Barron, Chairman and CEO, "I am pleased that Applied NeuroSolutions now has the resources to establish itself over the next 24 months as the industry leader in the diagnosis of Alzheimer's disease. I would like to thank our shareholders and employees for their patience and loyalty over the years."

This press release contains forward-looking statements. Applied NeuroSolutions wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, the risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, potential competitive offerings, and access to capital. For further information, please visit the company's website at www.appliedneurosolutions.com, and review the company's filings with the Securities and Exchange Commission.


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Contact:
     Applied NeuroSolutions
     Bruce N. Barron, CEO, 847-573-8025 ext. 240
     or
     Equity Communications
     Ira Weingarten/Steve Chizzik, 805-897-1880